Sterling Appoints Independent Director Kristin Johnsen to its Board of Directors

Global Business Leader to Serve as a Member of the Board, Audit Committee and Nominating & Corporate Governance Committee

INDEPENDENCE, OH (JUNE 29, 2023) — Sterling Check Corp. (NASDAQ: STER) (“Sterling”), a leading provider of identity and background services, today appointed global business leader, Kristin Johnsen, to the Sterling Board of Directors. In this capacity, she will serve as an independent Director of the Board, and a member of the Audit Committee and Nominating & Corporate Governance Committee.

“The background and identity screening space is evolving, presenting new opportunities and unique challenges,” shared Johnsen. “I’m thrilled to work alongside the Sterling team to unlock areas of transformation for the business and drive strategic growth.”

Johnsen brings more than 30 years of experience in running multi-billion-dollar businesses, setting business and product line strategies and driving digital transformation programs of change. With positions at industry-recognized companies like Microsoft and McKinsey & Company to digital start-ups, she has successfully grown billion-dollar products, executed strategic mergers and acquisitions, and led divisional turnarounds. She now serves on five company boards – Sterling, Parexel, Tango Analytics, FoodChainID, and Access Information Management – supporting the growth and transformation goals of each organization.

“I am delighted to welcome Kristin to Sterling’s Board of Directors and expand our Board’s composition and skillset,” said Mike Grebe, Chair of the Sterling Board of Directors. “Kristin’s experience across various industries and demonstrated background make her an excellent addition.”
“Kristin brings tremendous value and expertise to our organization,” said Josh Peirez, CEO of sterling. “I am looking forward to partnering with her on continuing to drive Sterling’s growth.”

Outside of work, Johnsen supports key public institutions and non-profits including UC Berkeley’s College of Engineering Advisory Board and Opportunity@Work. She holds a Master of Science degree in Management Studies, with Distinction, from J. L. Kellogg Graduate School of Management, Northwestern University, and earned a Bachelor of Science degree in Industrial Engineering & Operations Research from the University of California Berkeley.

To learn more about Sterling, visit SterlingCheck.com.
About Sterling
Sterling (NASDAQ: STER) — a leading provider of background and identity services — offers background and identity verification to help over 50,000 clients create people-first cultures built on a foundation of trust and safety. Sterling’s tech-enabled services help organizations across all industries establish great environments for their workers, partners, and customers. With operations around the world, Sterling conducted more than 110 million searches in the twelve months ending December 31, 2022. Visit us at www.sterlingcheck.com.

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